EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Parent	State or Other Jurisdiction of Incorporation	Percentage Ownership
BCSB Bancorp, Inc.	Maryland

Subsidiary (1)
Baltimore County Savings Bank, F.S.B.	United States	100%
BCSB Bankcorp Capital Trust I	Delaware	100%
BCSB Bankcorp Capital Trust II	Delaware	100%

Subsidiaries of Baltimore County Savings Bank, F.S.B. (1)
Ebenezer Road, Inc.	Maryland	100%
Lyons Properties, LLC	Maryland	100%

(1)	The assets, liabilities and operations of the subsidiaries are included in the consolidated financial statements included in this Annual Report on Form 10-K.